EXHIBIT 3.39(b)
(STAMP)
(ILLEGIBLE)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     (ILLEGIBLE)
          RAMADA NEW JERSEY HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
          DOES HEREBY CERTIFY:
          FIRST: That by writter consent of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and ordering that such proposed amendments be submitted to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendments are as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended so that Article Fourth of the Certificate of Incorporation read in its entirety as follows:
          “A. General Authorization
          The total number of shares of stock which the Corporation shall have authority to issue is fourteen million (14,000,000) shares, consisting of:
          1. six million (6,000,000) shares of Common Stock, par value $.001 per share, each of which shall be entitled, prior to January 4, 1991, to 12.67 votes, and,

on and after January 4, 1991, to one vote, on all matters to be voted on by stockholders of the Corporation;
          2. four million (4,000,000) shares of a class of Preferred Stock designated as Convertible Class A Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below; and
          3. four million (4,000,000) shares of a class of Preferred Stock designated as Class B Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below.
          B. Convertible Class A Preferred
          1. The holder of each share of Convertible Class A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual, noncumulative dividends in an amount which is equal to all cash dividends paid on each share of the Corporation’s Common Stock in the same time period. No dividends may be declared or paid on the Common Stock unless, at least concurrently therewith, dividends are declared or paid, respectively, on the Convertible Class A Preferred Stock.
          2. Upon any liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Convertible Class A Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35 per share, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Convertible Class A Preferred Stock shall be entitled to receive a proportionate share of any further distribution to stockholders, based on the number of shares of Preferred Stock and Common Stock outstanding.
          3. (a) The Corporation may, at the option of the Board of Directors exercisable at any time on or after April 1, 1990 and before October 1, 1990, redeem all but not less than all of the outstanding Convertible Class A Preferred Stock effective as of January 4, 1991. Notice of redemption of the Convertible Class A Preferred Stock shall be mailed by first-class mail to each holder of record of such shares not less than 30 nor more than

60 days prior to the date fixed for payment and shall specify the calculations used in determining the redemption price and the method of payment.
               (b) The redemption price for each share of Convertible Class A Preferred Stock shall be an amount equal to the greater of (i) the product obtained by multiplying (A) the amount equal to the Corporation’s average annual Adjusted Consolidated Earnings for the four fiscal years with the highest Adjusted Consolidated Earnings occurring in the six fiscal years 1985 through 1990 inclusive, by (B) 7.5, the product of which would then be divided by 10,000,000; or (ii) the product obtained by multiplying (A) the amount equal to the sum of (1) $13,500,000 plus (2) the amount equal to the Corporation’s Adjusted Consolidated Earnings for the four fiscal years with the highest Adjusted Consolidated Earnings between the six fiscal years 1985 through 1990 inclusive, by (B) l.5. the product of which would then be divided by 10,000,000. However, the aggregate redemption price for the Convertible Class A Preferred Stock will not be less than $14,000,000 nor more than $30,000,000 except in the event that the Tropicana Hotel and Casino shall have been expanded and such expansion shall be operated by a sub-sidiary of the Corporation, in accordance with agreements of the Corporation existing at the date the Convertible Class A Preferred Stock is issued to the public, in which event the aggregate redemption price shall not exceed $36,000,000.
               Adjusted Consolidated Earnings means the consolidated tax basis earnings ,of the Corporation without regard to any provision for or payment of income taxes, franchise taxes or reinvestment taxes or charges relating to any New Jersey reinvestment obligations, plus amortization of the pre-opening costs of the Tropicana Hotel and Casino.
               (c) The Corporation shall have the right, at the option of the Board of Directors, to pay the redemption price effective as of January 4, 1991 in cash or notes or any combination thereof, with any such notes to bear interest from January 1, 1991 to maturity, at an interest rate equal (at the option of the Board of Directors) to either a fixed rate equal to the prime rate of Bankers Trust Company of New York on January 1, 1991 or a floating rate, with each quarterly interest rate to be based on the prime rate of Bankers Trust Company of New

York on the first day of each such quarter, or if Bankers Trust Company of New York is not then in existance, the prime rate of the lead lender to Ramada Inns, Inc. or, if no rate shall be announced by Bankers Trust Company of New York or such lead lending bank as its prime rate, shall be the rate charged by such bank to its best commercial customers on 90 day unsecured commercial loans. Interest on the notes shall be payable quarterly in arrears, commencing March 31, 1991, with principal due in equal quarterly installments beginning March 31, 1991 so as to fully amortize the principal amount by December 31. 1994. The notes will, however, be due on October 31, 1994, at which time all outstanding principal and interest shall be due and payable. The notes may be prepaid at any time without penalty and must be guaranteed by Ramada Inns, Inc. or its successor.
          4. Each share of Convertible Class A Preferred Stock outstanding as of the close of business on January 4, 1991 shall automatically be converted into one share of Class B Preferred Stock at such time.
          5. Every registered holder of Convertible Class A Preferred Stock shall be entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law and except that, unless Ramada Inns, Inc. and its affiliates are record owners of at least 67% of the Convertible Class A Preferred Stock outstanding, any shares of Convertible Class A Preferred Stock owned by Ramada Inns, Inc. and its affiliates shall be voted only in the same proportion as the votes of all other shares of Convertible Class A Preferred Stock on any matter which would alter the rights of holders of Convertible Class A Preferred Stock and on any proposal to increase the number of authorized shares of Convertible Class A Preferred Stock.
          The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, or increase the number of authorized shares of Convertible Class A Preferred Stock, without the approval of the holders of a majority of the outstanding Convertible Class A Preferred Stock, voting as a class.

          C. Class B Preferred
          1. Holders of shares of Class B Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual dividends equal in the aggregate to $1,080,000, payable quarterly commencing March 31, 1991. Dividends on the Class B Preferred Stock shall be cumulative from January 4, 1991. Accruals of dividends shall not bear interest. Thereafter, holders of Class B Preferred Stock shall be entitled to 40% of any additional dividends declared by the Board of Directors on the Corporation’s capital stock. No dividends may be declared or paid on the Common Stock unless payment of preferred dividends on the Class B Preferred Stock has been made or funds have been set aside for such purpose.
          2. Upon any liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Class B Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35 per share, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Class B Preferred Stock shall be entitled to receive as a class 40% of any other distributions by the Corporation on its capital stock.
          3. The Class B Preferred Stock is not redeemable.
          4. The Class B Preferred Stock may only be issued in exchange for any shares of Convertible Class A Preferred Stock outstanding on January 4, 1991.
          5. Every registered holder of Class B Preferred Stock shall be entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law and except that, unless Ramada Inns, Inc. and its affiliates are the record owners of at least 67% of the Class B Preferred Stock outstanding, any shares of Class B Preferred Stock owned by Ramada Inns, Inc. and its affiliates shall be voted only in the same proportion as the votes of all other shares of Class B preferred Stock on any matter which would alter the rights of holders of Class B Preferred Stock and on any proposal to increase the number of authorized shares of Class B Preferred Stock.
          The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, increase the number of authorized shares of Class B Preferred Stock or declare or pay a dividend on the Common Stock, without the approval of the holders of a majority of the outstanding Class B Preferred Stock, voting as a class.”
          FURTHER RESOLVED, that the Certificate of Incorporation of this Corporation be further amended by the addition thereto of an Article Tenth which shall read in its entirety as follows:
          “No stockholder other than Ramada Inns, Inc. (“Ramada”) or any affiliate of Ramada that is licensed or qualified under the Casino Control Act of New jersey, Public Law 1977, Chapter 110, as the same may be hereafter amended, (the “Control Act”) may hold, either directly or beneficially, more than 4.9% of the shares of any class of the Corporation, or any other interest in the Corporation, without the prior approval of the New Jersey Casino Control Commission.
          If at any time the New Jersey Casino Control Commission finds that a holder of any shares of the Corporation or other interests in the Corporation (such shares and interests are collectively referred to herein as “Securities”) must obtain a ‘license pursuant to the provisions of the Control Act to continue to hold the Securities of the Corporation and such holder (i) does not obtain a license, (ii) cannot obtain an exemption from licensing and is unable or unwilling to obtain a license, or (iii) is found unsuitable to hold the Securities, the Board of Directors shall have the power, at its option, (a) to purchase any or all of the holder’s Securities at a price equal to the lesser of the then book value or the original issue price of such Securities and (b) to refuse to register the transfer of such Securities to such holder. If at any time the New Jersey Casino Control Commission (i) finds that a holder of Securities is unsuitable to hold such Securities, (ii) denies renewal of a license of such holder or (iii) withdraws an exemption from licensing of such holder and such holder refuses to apply for, or is denied a license, such holder shall immediately tender his Securities for sale to the

Corporation, at a price equal to the lesser of the then book value or the original issue price of such Securities, or shall immediately sell his Securities to another suitable person. if the foregoing provision, or any portion thereof, is determined to be unenforceable in any instance, such a determination does not make this provision, or any portion thereof, void. If the foregoing provision, or any portion thereof, is found to be void by virtue of any legal decision, statute, rule or regulation, then the board of Directors shall promptly adopt resolutions that in its opinion best effect the purposes of this Paragraph, and which would not be found void and propose to the stockholders an amendment to this Certificate of Incorporation implementing the provisions suggested in such resolutions.
          Every Security issued by the Corporation shall bear, on both sides of the certificate evidencing such interest, a statement of restrictions imposed by N.J.S.A. 5:12-105.
          This Certificate of Incorporation includes and incorporates by reference all provisions required by the Casino Control Act as it may be amended from time to time.”
          SECOND: That thereafter, pursuant to the written consent of the stockholders of the Corporation without a meeting, the proposed amendment was adopted.

RAMADA NEW JERSEY HOLDINGS CORPORATION
By	(ILLEGIBLE)
President

(SEAL)

[ILLEGIBLE]
Asst. Secretary
Dated: November 14, 1984

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